Exhibit 23(a)


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2005 (which reports express an unqualified opinion and include an explanatory paragraph relating to the adoption of new accounting pronouncements in 2003 and 2004), relating to the consolidated financial statements and consolidated financial statement schedule of Appalachian Power Company and subsidiaries, appearing in and incorporated by reference in the Annual Report on Form 10-K of Appalachian Power Company and subsidiaries for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



Columbus, Ohio
March 16, 2005